Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159505 on Form S-8 of our report dated June 28, 2010 relating to the financial statements of the Morgan Stanley 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of the Morgan Stanley 401(k) Savings Plan for the period July 1, 2009 (date of inception) to December 31, 2009.

/s/ Deloitte & Touche LLP
New York, New York

June 28, 2010